                                                                   Exhibit 16(c)

                          CRAMER ROSENTHAL MCGLYNN, LLC

                                 CODE OF ETHICS

Revised January 2005

          1. Purpose of this Code

     This Code of Ethics sets forth standards of business conduct that Cramer Rosenthal McGlynn, LLC ("CRM" of the "Adviser") requires of all its supervised persons. Its Code is reasonably designed to (a) minimize conflicts of interest, and even the appearance of conflicts of interest, between the personnel of CRM and its clients in the securities markets; (b) assist CRM personnel such that their personal securities transactions are made in compliance with applicable securities laws; (c) prevent violations of the federal securities laws; and (d) effect the principles of conduct set forth below.

     CRM depends upon a high level of public and client confidence for its success. That confidence can be maintained only if CRM's employees observe the highest standards of ethical behavior in the performance of their duties. This Code (as it may be amended or modified from time to time) is intended to inform all of CRM's employees of certain standards of conduct which they are expected to observe.

     It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor that is common to many conflict of interest situations is the possibility that a CRM employee's actions or decisions will be affected because of an actual or potential divergence between his or her personal interests and those of CRM or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to CRM or its clients and regardless of the motivation of the employee involved. In all cases, if a conflict situation arises between an employee and CRM's clients, the interests of CRM's clients shall prevail.

     This Code also addresses the possibility that personnel may, by virtue of their positions with CRM, be afforded opportunities to participate in certain investment opportunities that are not generally available to the investing public. Accepting such opportunities may, or may appear to, compromise the independent judgment CRM personnel are expected to exercise for the benefit of CRM clients and is therefore unacceptable.

     This Code is intended to help address these concerns in a systematic way. However, it is important that personnel go beyond the letter of this Code and remain sensitive to the need to avoid improper conflicts of interest, or even the appearance of such conflicts of interest, that are not expressly addressed by this Code.

     One way for employees to implement the spirit of these policies is to invest in open-end mutual funds advised or sub-advised by CRM. CRM mutual funds provide employees with a means of participating in investments that CRM recommends to clients without seeking preclearance. Employee investments in CRM mutual funds also serve to align the interests of employees with the interests of CRM clients and to reduce the number of transactions that might give rise to conflicts of interest with CRM's clients.

          2. General Principles of Conduct

     CRM observes the following principles of conduct which shall govern all aspects of its business:

     Professional Responsibility

     CRM recognizes that it is a fiduciary and has the responsibility to render professional, continuous, and unbiased investment advice oriented to the investment goals of each client. Professional Qualifications

     To enable CRM to serve its clients effectively, its personnel are individuals of experience, ability, and integrity.

     Financial Responsibility

     CRM maintains capital and reserves adequate to provide the services for which it was retained.

     Promotional Activities

     The content in written or oral statements made by CRM in soliciting new clients shall be consistent with its professional responsibility.

     Confidential Relationship

     Information concerning the identity of security holdings and financial circumstances of clients is confidential.

     In addition, the following general fiduciary principles shall govern the personal investment activities of all Employees:

     Each Employee shall:

          . At all times, place the interests of the Client Accounts before his or her personal interests;

          . Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of the individual's position of trust and responsibility; and

          . Not take any inappropriate advantage of his or her position with or on behalf of CRM or the Client Accounts.

          3.   Definitions

               a. "1940 Act" means the Investment Company Act of 1940, as amended.

               b.   "Access Person" means any of CRM's supervised persons who
                    (i) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) is involved is making securities recommendations to clients, or who access to such recommendations that are nonpublic. A director that: (i) has no involvement with the day-to-day operations of CRM or the Funds; (ii) is not involved in making securities decisions or recommendations regarding the purchase or sale of securities by Client Accounts and does not have access to such recommendations that are nonpublic; (iii) does not have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and
                    (iv) is an employee of another financial services institution and is subject to a Code of Ethics of such financial services institution; may comply with the pre-clearance and reporting requirements of such financial services institution in lieu of the provisions of Section 5 of this Code. Any such director is required to file a quarterly transaction report pursuant to
                    Section 5 of this Code with respect to a security if the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director's transaction the Reportable Fund(s) purchased or sold the security.

               c. "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

               d. "Beneficial ownership" has the same meaning as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended ("the Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

               e. "Client Accounts" means the Funds, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the Funds or as a member, partner or shareholder of any private investment funds advised by the Adviser).

               f. "Compliance Personnel" means the persons designated by the Compliance Committee to monitor overall compliance with this Code, to prepare, receive and review reports under this Code, and to provide pre-clearance of any personal securities transactions as required by this Code.

               g. "Control" shall have the same meaning as that term is defined in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is generally presumed to control that company.

               h. "Covered Security" shall include all types of securities, such as common stock, preferred stock, securities convertible into common or preferred stock and warrants or rights to acquire common stock, including options, closed-end fund shares, and other derivative securities, bonds and debentures, convertible bonds and futures.

                    A covered security does not include:

                         .    direct obligations of the Government of the U.S.;
                         .    bankers' acceptances, bank certificates of
                              deposit, commercial paper and high quality
                              short-term debt instruments, including repurchase
                              agreements;
                         .    shares issued by money market funds;
                         .    shares issued by open-end funds (mutual funds)
                              other than Reportable Funds; and
                         .    shares issued by unit investment trusts that are
                              invested exclusively in one or more open-end funds, none of which are reported funds.

               i. "Employee" means any officer, principal or employee of the Adviser.

               j. "Employee Account" means any account in which an Employee has beneficial ownership, as defined above. Employee Accounts include accounts of the Employee's spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

               k. "Private Placement" means any offering that is exempt from registration under the Securities Act of 1933 pursuant to
                    Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds and offerings of Rule 144A securities.

               l. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

               m. "Reportable Fund" means any fund for which CRM serves as an investment adviser or sub-adviser or any fund that controls CRM, is controlled by CRM, or is under common control with CRM.

               n.   "Security Held or to be Acquired by a Reportable Fund" means
                    (i) any Covered Security that, within the most recent 15 days, is or has been held by the Reportable Fund or is being or has been considered by the Reportable Fund or the Adviser for purchase by the Reportable Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security described in clause (i) above.

          4.   Specific Requirements

               a.   Pre-Clearance of Personal Securities Transactions

     General Rule

     All Employees are required to obtain the prior approval of a member of the Compliance Committee before effecting any purchase or sale transaction of a Covered Security in an Employee Account. Compliance Personnel may reject any trade request in their sole discretion, and no reason need be given for such rejection.

     Notice Provision for Reportable Funds and Debt Instruments

     Transactions in shares of any Reportable Fund or debt instrument that falls within the definition of Covered Security (for example, municipal bonds, long-term and high-yield corporate debt) are not subject to this pre-clearance requirement. Transactions in these instruments are subject to a "Notice Provision," which requires an employee to give prompt written notice of any such transaction to a member of the CRM

     Compliance Committee. "Prompt" notice shall mean by the end of the first business day following such transaction. Corporate convertible debt and preferred stock are subject to the pre-clearance requirement above, and not the Notice Provision herein.

     Approval

     Pre-clearance approval will be valid for one trading day for market orders. For example, an employee receiving pre-clearance approval on a Monday must effect such transaction on Monday or the pre-clearance will become invalid.

     Special rules apply for pre-clearance of limit orders. Employees are only permitted to effect a limit order where the CRM trading desk executes the Employee order. This means the Employee Account must be at Salomon Smith Barney or be an account that can settle via a custodian bank.

     For limit orders, clearance will be valid until the close of business on the Friday of the week in which clearance was obtained.

               b.   No Short-Term Trading (60-Day Rule)

     No Employee shall profit in the purchase and sale, or sale and purchase, of any direct or indirect beneficial ownership interest in the same (or equivalent) Covered Securities within any period of 60 consecutive calendar days without prior approval of Compliance Personnel.

               c.   The Restricted List

     The Compliance Committee shall maintain a list (the "Restricted List") containing the names of issuers for which, among other things, an officer of CRM serves as an officer or director, issuers in which any officer of CRM owns greater than a 4.9% interest, or issuers for which any CRM personnel believe they may be in possession of material, non-public information relating to such issuer.

     The securities of any issuer contained on the Restricted List may not be purchased and/or sold for any Client Account or Employee Account without the prior approval of the Compliance Committee.

               d.   Reporting

     Initial Compliance Report

     Not later than 10 calendar days after a person becomes an Employee, such Employee must report to Compliance Personnel the following information on an "Initial Compliance Report" attached as Appendix II: the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee; the name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities are held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and the date that the report is signed and submitted by the Employee.

     An employee may satisfy this requirement by attaching the most recent account statement (which statement must be current as of a date not more than 45 days prior to the date it is submitted) for each Employee Account to a signed Initial Compliance Report.

     Submission of Trading Statements

     Every Employee must direct his or her broker, bank or other financial institution to provide CRM with duplicate copies of account statements ("trading statements") for Employee Accounts.

     Quarterly Compliance Reports

     Not later than 30 days after the end of each calendar quarter, each Employee must report to Compliance Personnel the following information:

     With respect to any transaction during the quarter in a Covered Security in which the Employee had any direct or indirect beneficial ownership: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each Covered Security involved; the nature of the transaction (purchase, sale or any other type of acquisition or disposition); the price of the Covered Security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date that the report is signed and submitted by the Employee.

     An employee may satisfy the above requirements through provision of account statements (provided such statements are provided not later than 30 days after the close of the calendar quarter) for each Employee Account maintained by such Employee to Compliance Personnel.

     Annual Holdings Reports

     Not later than January 31st of each new year, all Employees must provide the following information: the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Covered Security involved; the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and the date that the report is signed and submitted by the Employee.

     Employees may satisfy this requirement by attaching the most recent account statement (provided such statements are provided not later than 30 days after the close of the calendar quarter) for each Employee Account or certifying to the accuracy of the account information provided to such employee by Compliance Personnel. The above information must be provided with a signed "Annual Compliance Certification" attached hereto.

     Seven Day Blackout Periods

     No Employee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

          . which he or she knows or should have known at the time of such purchase or sale is or has been considered for purchase or sale by any Client Accounts, within the most recent seven (7) trading days, or

          . which is or has been purchased or sold by any Client Accounts within the most recent seven (7) trading days.

     Aggregation of Orders

     An order to purchase or sell a Covered Security for an Employee Account may be exempt from this prohibition and may be aggregated (or "bunched") with an order(s) for a Client Account(s) that is being handled by CRM's trading desk where certain conditions are satisfied:

     . the market capitalization of the issuer of the security is at least $500 million; and

     . the CRM trading desk executes the Employee order. This means the Employee Account must be at Salomon Smith Barney or be an account that can settle via a custodian bank.

     Where an order for an Employee Account is handled in accordance with this paragraph, orders for Client Accounts shall be executed prior to, or concurrently with, any order for an Employee Account. This proviso applies to the specific order or orders for Client Accounts to which the Employee account is aggregated. It does not apply to other orders for Client accounts which may be entered by investment personnel later on the same day. In limited circumstances, a Client account where the Client directs the order to be executed by a specific brokerage firm (so-called "hold" account), such Clients' execution may occur after execution of the order(s) for which the Employee order is being aggregated, resulting in such Client's execution possibly occurring after the Employee order is executed.

     The execution price received by a Client Account may not always be superior to the execution price received by an Employee Account.

     $10 Billion Market Capitalization Exception

     Transactions in securities for which the market capitalization of the company is greater than $10 billion are not subject to this 7-day blackout provision.

     Waiver Requests

     Under special circumstances and on a case-by-case basis, a member of the Compliance Committee may consider a request by an Employee for a waiver of the 7-day blackout provision. In considering any such request, any adverse consequences to any Client Account shall be considered. All waivers granted shall be recorded in writing.

               e.   Prohibition on IPOs

     No Employee shall acquire any direct or indirect beneficial ownership interest in securities in an initial public offering ("IPO").

               f.   Pre-Approval of Private Placements

     An Employee may purchase securities in a Private Placement only if the Employee obtains the prior written approval of a member of the Compliance Committee. To request such approval, the Employee should complete and sign the "Pre-Clearance of Personal Non-Public Investments," attached hereto.

               g.   Unlawful Activities Relating to Reportable Funds

     No Employee shall, in connection with the purchase or sale, directly or indirectly, by such Employee of a Security Held or to be Acquired by a Reportable Fund:

     .    Employ any device, scheme or artifice to defraud the Reportable Fund;

     . Make any untrue statement of a material fact to the Reportable Fund or omit to state to the Reportable Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     . Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Reportable Fund; or

     .    Engage in any manipulative practice with respect to the Reportable
          Fund.

          5.   Exempted Transactions

     The following transactions are not subject to the provisions of Section 5 of this Code:

     . Transactions effected in any account over which the Employee has no direct or indirect influence or control.

     .    Transactions which are part of an automatic investment plan.

     .    Transactions in securities other than the Covered Securities.

          6.   Service as a Director of a Publicly-Traded Company

     No Employee shall serve as a director of a publicly-traded company ("company") without prior written authorization from a member of the Compliance Committee. Any such authorization shall be based upon a determination that such board service would be consistent with the interests of the Client Accounts.

          7.   Reporting of Violations and Oversight Responsibility

     Any violations of this Code shall be promptly reported to the Chief Compliance Officer and, where appropriate, to the CRM Compliance Committee. The Compliance Committee shall have oversight responsibility for monitoring compliance with this Code, including the review of reports required to be submitted pursuant to Section 5.

          8.   Notification of Reporting Obligations

     A member of the Compliance Committee (or his or her delegate(s)) shall be responsible for notifying Employees, including Access Persons, of their obligations under this Code and for providing a copy of this Code to all employees. Such notification shall take place through, among other things, regular dissemination of the Code.

          9.   Written Acknowledgements

     Annually, a member of the Compliance Committee (or his or her delegate) shall disseminate and receive from each employee a written acknowledgement of their receipt of the Code (in a form substantially to Appendix II) and any amendments.

          10.  Sanctions

     Upon discovering a violation of this Code, the Compliance Committee may impose such sanctions as it deems appropriate, including, inter alia, a requirement that the violator conduct all personal securities transactions through CRM's trading operations, disgorgement of profits, a letter of censure or suspension, or termination of employment. All material violations of this Code and sanctions imposed with respect thereto shall be reported periodically to the Board of Managers of the Adviser and Board of Trustees of any Fund.

          11.  Insider Trading

     The Adviser has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Appendix I. All Employees are required by this Code to read and familiarize themselves with their responsibilities and obligations under the Policy Statement.

          12.  Other Policies

     The provisions of this Code of Ethics and the attached Policy Statement on Insider Trading are in addition to, and not a substitute for, any codes or standards of professional conduct which may apply to Chartered Financial Analysts.

                                                                      APPENDIX I

                          Cramer Rosenthal McGlynn, LLC
                       Policy Statement on Insider Trading

The following policies have been established to aid employees and other persons associated with CRM in avoiding "insider trading". All employees and other persons must follow these policies or risk serious sanction, including dismissal, substantial personal liability and criminal penalties. If an employee or other person has a question about these procedures, such person should contact CRM's General Counsel.

I.   Description of Insider Trading

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not someone is an "insider") and to communications of material non-public information to others.

     While the law concerning "insider trading" is not static, it is generally understood that the law prohibits:

     . trading by an insider while in possession of material non-public information; or

     . trading by a non-insider while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

     .    communicating material non-public information to others.

     The elements of "insider trading" and the penalties for such unlawful conduct are discussed below:

     A.   Who is an Insider?

          The concept of "insider" is broad. It includes all employees of a company. In addition, a person can be a "temporary insider" if he/she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountant, consultants, bank lending officers and the employees of such organizations. In addition, an employee of CRM may become a temporary insider for a company it advises or for which it performs other services. According to the Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

     B.   What is Material Information?

          Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that employees should consider material includes but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

          Material information does not have to relate to a company's business. For example, in Carpenter v. U.S. 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

          Information about current CRM portfolio holdings for clients and current CRM investment strategies ("CRM Portfolio Information") is also material information. If other market participants obtain CRM Portfolio Information, they could use it to trade against CRM clients or otherwise profit by anticipating CRM trades. For example, if others know that CRM intends to make large investments in a particular company, they could invest in the same company in anticipation of increases in its share price as CRM places its trades. This may eliminate or reduce the benefit to CRM clients from these trades. However, unlike other inside information CRM Portfolio Information may be used for the benefit of CRM clients. Thus there is no restriction on using CRM Portfolio Information to implement CRM investment strategies for the benefit of CRM clients, although obviously one may not trade for one set of CRM clients in a manner designed to take improper advantage of CRM Portfolio Information for other clients.

     C.   What is Non-Public Information?

          Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

     D.   Penalties

          Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include:

          .    civil injunctions;

          .    treble damages;

          .    disgorgement of profits;

          .    jail sentences;

          . fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

          . fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the profit gained or loss avoided.

          In addition, any violations or this Policy Statement on Insider Trading will be subject to the sanctions described in Section 10 of the CRM Code of Ethics.

II.  Identifying Inside Information

     Before an employee enters into a transaction in the securities of a company about which he/she may have potential inside information, the following questions must be resolved:

     A. Is the information material? Is this information that an investor would consider important in making his/her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

     B. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation?

     If, after considering these factors, the employee believes that the information is material and non-public, or if he/she has any questions as to whether the information is material and non-public, the employee must take the following steps:

          .    report the matter immediately to Compliance Personnel;

          . refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including CRM's client accounts;

          . refrain from communicating the information inside or outside CRM, other than to Compliance Personnel; and

          . after Compliance Personnel have reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and communicate the information.

     The rules in the preceding paragraph do not apply to use of Client Portfolio Information of a CRM client in transactions for that client or otherwise in the proper conduct of CRM's business. However, employees must immediately report to Compliance Personnel any misuse of CRM Portfolio Information.

III. Restricting Access to Material Non-Public Information

     Information in the possession of any employee that may be considered material and non-public may not be communicated to anyone, including persons within CRM, except as provided in Section II above, provided that CRM Portfolio Information may, as appropriate in the conduct on CRM business, be provided to CRM personnel, service providers to CRM and CRM Funds, and attorneys, accountants and other professional advisers to CRM and CRM Funds. In addition, care should be taken so that all material non-public information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

IV.  Resolving Issues Concerning Insider Trading

     If, after consideration of the items set forth in Section II.B. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with Compliance Personnel before trading on or communicating the information to anyone.

                                                                     Appendix II

                        INITIAL/ANNUAL COMPLIANCE REPORT

I hereby represent and warrant that:

          1. I have read the Code of Ethics and related Procedures and Policy Statement on Insider Trading and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Code of Ethics applies to accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

          2. In accordance with the Code of Ethics, I have fully disclosed all Covered Securities in which I have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any Covered Securities are held. I have reported and will report all transactions in Covered Securities as required under the Code of Ethics, and have obtained and will obtain prior authorization for required transactions in Covered Securities.

          3. I have complied and will comply with all provisions of the Code of Ethics. I understand that I am not permitted to engage in any "market timing" or frequent or rapid trading of shares in any mutual fund advised or sub-advised by CRM and hereby represent that I have not engaged in such activities.

     I have listed below the names of the firms that house my accounts. If I do not have any broker or stock accounts, I have so indicated. If the firm has provided me a list of my accounts below, I hereby attest that this list is complete and accurate. I will notify the firm prior to opening any new account.

--------------------------------------------------------------------------------
PRINT NAME


----------------------------------------
SIGNATURE

Revised January 2005

                                                                    Appendix III

     EMPLOYEE ACKNOWLEDGMENT

     I acknowledge that I have received CRM's Code of Ethics and related Procedures and Policy Statement on Insider Trading ("Code of Ethics"), dated January 2005. I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Code of Ethics applies to accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

                                        Accepted and Agreed:

                                        ----------------------------------------
                                        Print Name:
                                        Date:

                                                                     Appendix IV

                Pre-Clearance of Personal Non-Public Investments

Employee Name:
               -------------------------------------------------

Date of Request:
                 -----------------------------------------------

Expected Date of Transaction:
                              ----------------------------------

Name of Investment:
                    ----------------------------------------------------

Type of Investment:       Private Equity Investment (complete part A)
                    ------
                          Private Bond Investment (complete part B)
                    ------
                          Investment in Hedge Fund (complete part C)
                    ------
                          Investment in Private Equity Fund (complete part D)
                    ------

--------------------------------------------------------------------------------

(A)- For Investments in Private Equity Investments

Type of Transaction:       Purchase         Sale
                     ------           ------
Amount of Shares:
                  -----------------
Type of Company (Industry):
                            ----------------------------------------------
Is the Company Affiliated with any CRM entity:    Yes      No
                                               ---      ---
Do you have any affiliation to the company other than investment?    Yes      No
                                                                  ---      ---
     If Yes, please explain:
                             ---------------------------------------------------

-------------------------------------------------------------------

Please list Key Officers of Company:
                                     -------------------------------------------

--------------------------------------------------------------------------------

-------------------------------------------------------------------

How did you come across such a transaction?
                                            ------------------------------------

--------------------------------------------------------------------------------

-------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(B)- For Investments in Private Bond Investments

Type of Transaction:        Purchase         Sale
                     -------          -------
Face Value:
            ----------------
Cost Value:
            ----------------
Interest Rate:
               -------------
Maturity Date:
               -------------
Description of Bond:
                     ----------------------------------------------
Convertible?    Yes      No
             ---      ---
Type of Company (Industry):
                            ---------------------------------------
Is the Company Affiliated with any CRM entity:    Yes      No
                                               ---      ---
Do you have any affiliation to the company other than investment?    Yes      No
                                                                  ---      ---
     If Yes, please explain:
                             ---------------------------------------------------

-------------------------------------------------------------------

Please list Key Officers of Company:
                                     -------------------------------------------

--------------------------------------------------------------------------------

-------------------------------------------------------------------

How did you come across such a transaction?
                                            ------------------------------------

--------------------------------------------------------------------------------

-------------------------------------------------------------------

--------------------------------------------------------------------------------

(C)- For Investments in Hedge Funds

Original Investment amount:
                            --------------
Hedge Fund Focus:
                  -------------------------------------------------
Is the Company Affiliated with any CRM entity:    Yes      No
                                               ---      ---
Do you have any affiliation to the Fund other than investment?    Yes      No
                                                               ---      ---
     If Yes, please explain:
                             ---------------------------------------------------

-------------------------------------------------------------------

General Partner:
                 ---------------------------------------------------------------

-------------------------------------------------------------------

How did you come across such a transaction?
                                            ------------------------------------

--------------------------------------------------------------------------------

-------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(D)- For Investments in Private Equity Funds

Original Commitment Investment:
                                -----------------
Fund Focus:
            -------------------------------------------------------
Is the Company Affiliated with any CRM entity:    Yes      No
                                               ---      ---
Do you have any affiliation to the Fund other than investment?    Yes      No
                                                               ---      ---
     If Yes, please explain:
                             ---------------------------------------------------

-------------------------------------------------------------------

General Partner:
                 ---------------------------------------------------------------

-------------------------------------------------------------------

How did you come across such a transaction?
                                            ------------------------------------

--------------------------------------------------------------------------------

-------------------------------------------------------------------

--------------------------------------------------------------------------------

Employee Certification:

I have read the most recent version of CRM's Code of Ethics and related Procedures and Policy Statement on Insider Trading within the past year. I believe that this transaction complies with CRM's Code and related Procedures and with the Statement of Policy on Insider Trading.

Employee Name:
               ----------------------------------------------------

Employee Signature:
                    -----------------------------------------------

--------------------------------------------------------------------------------
Compliance Committee Member Review

Additional information requested:

Comments:

Approval of Transaction:    Yes      No
                         ---      ---

Compliance Member Signature:
                             --------------------------------------